Exhibit 3.1

*150303* BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Amendment to Certificate of Designation After Issuance of Class or Series (PURSUANT TO NRS 78.1955) USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series) 1. Name of corporation: Janel Corporation 2. Stockholder approval pursuant to statute has been obtained. 3. The class or series of stock being amended: Series C Cumulative Preferred Stock, $0.001 par value per share 4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is: Paragraph 4 of the Certificate of Designation for Series C Cumulative Preferred Stock filed on March 22, 2016 is amended and restated in its entirety as set forth on Exhibit A attached hereto. 5. Effective date of filing: (optional) (must not be later than 90 days after the certificate is filed) 6. Signature: (required) Signature of Officer Filing Fee: $175.00 IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. Nevada Secretary of State NRS Amend Designation – After This form must be accompanied by appropriate fees. Revised 1-5-15